Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

DBV Technologies S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, €0.10 nominal value per share(1)	457(o)	(2)	(3)

	Other	Warrants	457(o)	(2)	(3)

	Unallocated (Universal) Shelf	—	457(o)	(2)	(3)	$250,000,000(3)	$0.0001102	$27,550(4)

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities				—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$250,000,000		$27,550

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$27,550

(1)

These ordinary shares are represented by American Depositary Shares(“ADSs”), each of which represents the right to receive one-half (1/2) of an ordinary share of the registrant. ADSs issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6E (File No. 333-266202).

(2)

There are being registered hereunder such indeterminate number of ordinary shares, and such indeterminate number of warrants as may be sold by the registrant from time to time at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in foreign currency, with the maximum aggregate offering price not to exceed $250,000,000. Any securities registered by this Registration Statement may be sold separately or in combination with other securities registered hereunder. The proposed maximum initial offering price per security will be determined, from time to time, by the registrant in connection with the sale of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of ordinary shares as may be issued upon exercise of warrants. Pursuant to Rule 416 under the Securities Act, the ordinary shares represented by ADSs being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the maximum aggregate offering price.